Exhibit 10.1
ANALOG DEVICES, INC.
Second Amendment to the 2006 Stock Incentive Plan, as amended
The 2006 Stock Incentive Plan (the “Plan”) of Analog Devices, Inc. (the “Corporation”), is hereby amended as set forth below:
That the second paragraph of Section 4(a) of the 2006 Plan be deleted in its entirety and replaced with the following:
If any Award issued under this Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Notwithstanding anything to the contrary herein, the following shares may not again be made available for issuance as Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) shares used to pay the exercise price or withholding taxes related to an outstanding Award, and (iii) shares subject to options surrendered for cancellation and exchange as part of a shareholder-approved option exchange program that are not awarded under new Options issued in such approved option exchange. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
     Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this amendment shall be read and construed together as a single instrument.
Approved by the Board of Directors on June 3, 2009